November 6, 2015

Securities and Exchange Commission

Division of Corporation Finance

100 F. Street, N.E.

Washington, D.C. 20549

Attn: Ms. Katherine Hsu

Chief, Office of Structured Finance

Re:	GMF Leasing LLC and ACAR Leasing Ltd. (the “Registrants”)

Form SF-3 Shelf Registration Statement (the “Registration Statement”)

Dear Ms. Hsu:

Enclosed is a courtesy copy of the Registration Statement referred to above. We would appreciate notice as to whether the Commission will conduct a review of this Registration Statement and, if so, the type of review and the name of the individual at the Commission who will be assigned the Registration Statement.

We understand that General Instruction I.A.2. to Form SF-3 requires that to the extent either Registrant, insofar as it is a depositor, or any issuing entity previously established, directly or indirectly, by a Registrant or any affiliate of a Registrant is, or was at any time during the twelve calendar months and any portion of a month immediately preceding the filing of the Registration Statement has been, subject to the filing requirements of section 12 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to a class of asset-backed securities involving the same asset class, such Registrant and each such issuing entity must have filed all material required to be filed regarding such asset-backed securities pursuant to section 13 or 15(d) of the Exchange Act for such period (or such shorter period that each such entity was required to file such materials). In addition, such material must have been filed in a timely manner, other than a report that is required solely pursuant to Item 1.01, 1.02, 2.03, 2.04, 2.05, 2.06, 4.02(a), 6.01 or 6.03 of Form 8-K under the Exchange Act was used during such period with respect to a report or a portion of a report, that report or portion thereof has actually been filed within the time period prescribed by that rule Attached hereto as Annex I, please find a list outlining each relevant issuing entity established by either Registrant and their affiliates that was required to make any such filings since October 1, 2014, the CIK number for such issuing entity, the required filings for each issuing entity (filed since October 2014) and the date of each such filing. On behalf of the Registrants, we hereby confirm that all such filings were made within the required reporting periods set forth in the Exchange Act.

Ms. Katherine Hsu

November 6, 2015

If you have any questions or comments regarding this Registration Statement, please contact our counsel at Katten Muchin Rosenman LLP, John P. Keiserman, at (212) 940-6385.

Sincerely,

/s/ Frank E. Brown III

Frank E. Brown III, Esq.
Senior Vice President, Corporate Counsel and Secretary

cc:	Daniel E. Berce

Chris A. Choate

John P. Keiserman, Esq.

Annex I

Entity	CIK	Required Filing	Date Filed

GMF Leasing LLC	0001631055	Registration statement under Securities Act of 1933	01-16-2015

		[Cover]SEC-generated letter	02-11-2015

		[Cover]Correspondence	02-23-2015

		[Amend]Registration statement under Securities Act of 1933	02-23-2015

		[Cover]Correspondence	03-03-2015

		[Amend]Registration statement under Securities Act of 1933	03-03-2015

		[Cover]Correspondence	03-10-2015

		Filing under Securities Act Rules 163/433 of free writing prospectuses	03-13-2015

		Filing under Securities Act Rules 163/433 of free writing prospectuses	03-13-2015

		Notice of Effectiveness	03-13-2015

		Prospectus [Rule 424(b)(3)]	03-16-2015

		Filing under Securities Act Rules 163/433 of free writing prospectuses	03-16-2015

		Prospectus [Rule 424(b)(3)]	03-17-2015

		Prospectus [Rule 424(b)(5)]	03-20-2015

		Current report, items 1.01, 8.01, and 9.01	03-20-2015

		Current report, items 1.01, 8.01, and 9.01	03-25-2015

Entity	CIK	Required Filing	Date Filed

		Current report, items 8.01 and 9.01	03-25-2015

		10-D (Periodic Report)	04-27-2015

		10-D (Periodic Report)	05-26-2015

		Filing under Securities Act Rules 163/433 of free writing prospectuses	06-05-2015

		Prospectus [Rule 424(b)(3)]	06-05-2015

		Filing under Securities Act Rules 163/433 of free writing prospectuses	06-08-2015

		Prospectus [Rule 424(b)(5)]	06-15-2015

		Current report, items 1.01, 8.01, and 9.01	06-15-2015

		Current report, items 1.01, 8.01, and 9.01	06-17-2015

		Current report, items 8.01 and 9.01	06-17-2015

		10-D (Periodic Report)	06-29-2015

		10-D (Periodic Report)	07-27-2015

		10-D (Periodic Report)	07-27-2015

		10-D (Periodic Report)	08-27-2015

		10-D (Periodic Report)	08-27-2015

		10-D (Periodic Report)	09-28-2015

		10-D (Periodic Report)	09-28-2015

		Asset-backed securitizer report pursuant to Section 15G, item 2.01	09-30-2015

Entity	CIK	Required Filing	Date Filed

		Filing under Securities Act Rules 163/433 of free writing prospectuses	10-02-2015

		Prospectus [Rule 424(b)(3)]	10-05-2015

		Current report, items 1.01, 8.01, and 9.01	10-09-2015

		Prospectus [Rule 424(b)(5)]	10-09-2015

		Current report, items 1.01, 8.01, and 9.01	10-15-2015

		Current report, items 8.01 and 9.01	10-15-2015

		10-D (Periodic Report)	10-27-2015

		10-D (Periodic Report)	10-27-2015

GM Financial Automobile Leasing Trust 2015-1	0001636736	Prospectus [Rule 424(b)(3)]	03-16-2015

		Filing under Securities Act Rules 163/433 of free writing prospectuses	03-17-2015

		Filing [Trust Indenture Act]	03-17-2015

		Filing under Securities Act Rules 163/433 of free writing prospectuses	03-18-2015

		Prospectus [Rule 424(b)(5)]	03-20-2015

		Current report, items 1.01, 8.01, and 9.01	03-20-2015

		Prospectus [Rule 424(b)(3)]	03-20-2015

		Current report, items 1.01, 8.01, and 9.01	03-25-2015

		Current report, items 8.01 and 9.01	03-25-2015

		10-D (Periodic Report)	04-27-2015

Entity	CIK	Required Filing	Date Filed

		10-D (Periodic Report)	05-26-2015

		10-D (Periodic Report)	06-29-2015

		10-D (Periodic Report)	07-27-2015

		10-D (Periodic Report)	08-27-2015

		10-D (Periodic Report)	09-28-2015

		10-D (Periodic Report)	10-27-2015

GM Financial Automobile Leasing Trust 2015-2	0001644285	Prospectus [Rule 424(b)(3)]	06-05-2015

		Filing under Securities Act Rules 163/433 of free writing prospectuses	06-09-2015

		Filing [Trust Indenture Act]	06-09-2015

		Filing under Securities Act Rules 163/433 of free writing prospectuses	06-12-2015

		Prospectus [Rule 424(b)(5)]	06-15-2015

		Current report, items 1.01, 8.01, and 9.01	06-15-2015

		Current report, items 1.01, 8.01, and 9.01	06-17-2015

		Current report, items 8.01 and 9.01	06-17-2015

		10-D (Periodic Report)	07-27-2015

		10-D (Periodic Report)	08-27-2015

		10-D (Periodic Report)	09-28-2015

		10-D (Periodic Report)	10-27-2015

Entity	CIK	Required Filing	Date Filed

GM Financial Automobile Leasing Trust 2015-3	0001654865	Prospectus [Rule 424(b)(3)]	10-05-2015

		Filing under Securities Act Rules 163/433 of free writing prospectuses	10-08-2015

		Filing under Securities Act Rules 163/433 of free writing prospectuses	10-08-2015

		Current report, items 1.01, 8.01, and 9.01	10-09-2015

		Prospectus [Rule 424(b)(5)]	10-09-2015

		Filing [Trust Indenture Act]	10-13-2015

		Current report, items 1.01, 8.01, and 9.01	10-15-2015

		Current report, items 8.01 and 9.01	10-15-2015